Exhibit 5.1

                              [Isle of Capri]


                             November 28, 2000



Securities and Exchange Commission
450 Fifth Street, N.W.
Washington, D.C. 20549

  Re:  Isle of Capri Casinos, Inc.
       Registration Statement on Form S-8 (2000 Long-Term Stock Incentive Plan)
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Dear Ladies and Gentlemen:

      As General Counsel of Isle of Capri Casinos, Inc., a Delaware corporation (the "Company"), I am familiar with the corporate proceedings and actions taken in connection with the registration under the Securities Act of 1933, as amended, of the shares of common stock, $0.01 par value (the "Common Stock"), of the Company available for issuance under the Company's 2000 Long-Term Stock Incentive Plan (the "2000 Plan").

      I have examined the 2000 Plan, the Company's Certificate of Incorporation, as amended, and the Company's By-laws, as amended. I have also examined such other documents, records and certificates of the Company as I consider necessary for the purposes of rendering this opinion.

      Based on the foregoing, I am of the opinion that:

      1. The Company is a duly organized and validly existing corporation under the laws of the State of Delaware.

      2. The Common Stock to be issued pursuant to the 2000 Plan has been duly authorized and will, upon due issuance thereof, be validly issued, fully paid and non-assessable in accordance with the terms of the 2000 Plan.

      I hereby consent to the filing of this opinion as an exhibit to the Registration Statement on Form S-8 being filed in connection with the 2000 Plan.

Very truly yours,



/s/ Allan B. Solomon
-------------------------
Allan B. Solomon
General Counsel
Isle of Capri Casinos, Inc.